Cherokee Minerals and Oil, Inc.
                          8989 South Scofield Circle
                             Sandy, Utah  84093

PRESS RELEASE   DECEMBER 11, 1998

         Sandy, Utah. Cherokee Minerals and Oil, Inc. ("Cherokee") announced today that it has closed its Agreement and Plan of Reorganization for the acquisition of all of the outstanding shares of common stock of Environmental Systems & Solutions, Inc. ("ESSI"), based in Draper, Utah, in a tax-free, stock-for-stock reorganization. In accordance with the terms of the Reorganization, the shareholders of ESSI have acquired 91% of the outstanding shares of Cherokee. The former shareholders of Cherokee own approximately 1,920,000 shares and the former shareholders of ESSI will own approximately 22,080,000 shares, including shares reserved for issuance in accordance with formerly outstanding ESSI stock options.

         In conjunction with the Reorganization new Directors were elected including; Culley W. Davis, Ronald L. LaFord, Mark S. Brewer, John W. Nagel and Bruce H. Haglund. The following Officers were also appointed; Culley W. Davis as the Chairman of the Board and Chief Executive Officer, Ronald L. LaFord as President and Chief Operation Officer, Mark S. Brewer as Vice President, John W. Nagel as Chief Financial Officer, and Bruce H. Haglund as Secretary.

         The Company intend to act immediately to change its name to Hydo-Maid International, Inc., to more closely reflect the business of the Company.

         The HydroMaid is the only non-electric, completely water-powered garbage disposer in the world. Instead of using a conventional electric motor, the HydroMaid is powered by common household water pressure from the existing cold water line to the kitchen sink. Water pressure drives a patented servomechanism, which in turn oscillates five stainless steel cutting blades. The blades cut food waste into small particles, reducing drain clogging problems and promoting faster decomposition as an aid to the environment. In addition to the normal kitchen refuse processed by conventional garbage disposers, HydroMaid easily and quietly processes chicken bones, corn husks, potato peelings, stalks of celery, avocado pits, nut shells, and other fibrous food waste that most conventional garbage disposers have difficulty processing. However, if silverware is accidentally dropped into the HydroMaid, the oscillating motion shifts automatically into a harmless mode until the object is removed, damage free.

         The HydroMaid will be marketed at a suggested retail price in the United States of $299.95. With its simple design and sturdy construction, the dependable HydroMaid will carry an unprecedented 10-year, unconditional replacement warranty. While broken electric-powered disposers are sent to landfills, ESSI will purchase old HydroMaid units for $10 per unit and offer a $25 rebate on replacement units to recycle many of the HydroMaid's component parts. ESSI is currently completing its manufacturing, assembly, and distribution arrangements and anticipates that full-scale sales efforts will commence in the first quarter of 1999.

              For further information, contact John W. Nagel, Chief Financial Officer of ESSI (801-553-8753).